Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

RELIANCE STEEL & ALUMINUM CO. ANNOUNCES NEW DIRECTOR

LOS ANGELES—October 21, 2015—Reliance Steel & Aluminum Co. (NYSE: RS) announced today that it has increased the size of its Board of Directors from nine to ten members and appointed Robert A. McEvoy, 49, to serve as an independent director.  Mr. McEvoy’s term took effect on October 20, 2015 and will expire at the 2016 Annual Meeting of Stockholders.

David Hannah, Executive Chairman of the Board of Reliance, commented, “I am very pleased to welcome Rob to Reliance’s Board of Directors. Rob’s extensive knowledge of the metals and mining industry and his expertise and experience in mergers and acquisitions, corporate finance and equity portfolio management will provide valuable perspectives and insights which will enhance the continued execution of our strategy and delivery of industry leading results.”

Mr. McEvoy retired as a Managing Director of Goldman Sachs in April 2014 after nine years with the firm.  At Goldman Sachs, Mr. McEvoy was a portfolio manager focused on the materials and industrials sectors.  From 1989 to 2001, Mr. McEvoy served in a variety of roles with the investment banking firms of Donaldson Lufkin & Jenrette and Credit Suisse First Boston, where he co-founded the firm’s Metals and Mining Group.  Mr. McEvoy received a Bachelor of the Arts from the University of Virginia.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 39 states and twelve countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com.

CONTACT:

Brenda Miyamoto

Investor Relations

(213) 576-2428

investor@rsac.com

or Addo Communications

(310) 829-5400

350 South Grand Avenue, Suite 5100	|	Los Angeles CA 90071	|	Phone: 213-687-7700	|	Fax: 213-687-8792	|	www.rsac.com